Exhibit 99.1

news release

FOR IMMEDIATE RELEASE

Contacts:

Phoenix Technologies Ltd.	Sapphire Investor Relations, LLC
David Eichler, Senior VP and CFO	Erica Mannion, Investor Relations
408-570-1000	212-766-1800 #3
Investor_Relations@phoenix.com	Investor_Relations@phoenix.com

PHOENIX TECHNOLOGIES LTD. HIRES INVESTMENT BANKING FIRM

MILPITAS, Calif., Jul 12, 2006 — Phoenix Technologies Ltd. (NASDAQ:PTEC), a global market leader in device-defining software, today announced that it has engaged Savvian LLC, an independent investment bank, to assist the Board of Directors and management of the Company in assessing its strategic alternatives to maximize shareholder value, as well as its consideration of the unsolicited proposal made by Ramius Capital Group. No assumption should be made that any transaction will be entered into or consummated as a result of this review.

About Phoenix

Phoenix Technologies (NASDAQ:PTEC) is a global market leader in device-defining software that assures endpoint security, from the start. The Company first established dominant industry leadership 26 years ago with BIOS software, currently has over one billion products deployed and continues to ship in over 100 million new systems each year. From this unique foundation of core system level expertise and firmware offering the highest levels of reliability, Phoenix has created a portfolio of innovative software products that simply and easily identify and restore devices, thereby ensuring unparalleled endpoint security and availability.

With a focused commitment to the highest levels of customer confidence and satisfaction, Phoenix serves enterprise and government channel partners, ODMs, OEMs, system builders and ISVs by enabling them to decrease time to market, differentiate their products, create value, increase profits and decrease cost of ownership. Phoenix is headquartered in Milpitas, California with offices worldwide in global business and technology centers. For more information, visit www.phoenix.com.

Phoenix, Phoenix Technologies, and the Phoenix Technologies logo are trademarks and/or registered trademarks of Phoenix Technologies Ltd. All other trademarks are the property of their respective owners.

About Savvian LLC

Savvian LLC, formerly Perseus Group LLC, has offices in San Francisco, New York and Chicago. The firm is a leading investment bank serving growth companies through its merger and acquisition advisory and private capital financing services. Savvian professionals cover a broad array of industries, including the healthcare, technology, media, business services, consumer commerce and communications sectors. Savvian’s headquarters are located at 150 California Street in San Francisco. For more information, visit, www.savvian.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

With the exception of historical information, the statements set forth above include forward-looking statements that involve risk and uncertainties. All forward-looking statements included in this document are based upon information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward looking statement. Factors that could cause actual results to differ materially from those in the forward looking statements are discussed in the Company’s filings with the Securities and Exchange Commission, including its recent filings on Form 10-K, filed December 29, 2005.